EXHIBIT 99.1

Investor Relations Contact:

Lori Owen

Xilinx, Inc.

(408) 879-6911

ir@xilinx.com

XILINX UPDATES MARCH QUARTER GUIDANCE

SAN JOSE, CA, MARCH 5, 2007 — Xilinx, Inc. (Nasdaq: XLNX) today released its business update for the March quarter of fiscal 2007.

•                  March quarter sales guidance range has been narrowed to flat to down 4% sequentially.  This is a change from flat to down 5% sequentially.

•                  Gross margin guidance is unchanged and expected to be approximately 61%, including $2 million of stock-based compensation.

•                  As a result of the convertible debt offering and concurrent share buyback, Xilinx expects the share count reduction to have a minimal impact to fourth quarter 2007 results. Other Income will be approximately $19 million. For fiscal year 2008, the Company expects a fully diluted share count of approximately 300 million based on the current stock price. Other Income will decline by approximately $31-32 million per year. All the repurchases of common stock are conditioned upon the closing of the offering of the debentures.

No conference call will be held in conjunction with this guidance revision. Additional commentary pertaining to the quarter will be available when the company reports its fourth quarter financial results on April 25, 2007.

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This release contains forward-looking statements and projections. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, a high reliance on turns business which is defined as business that is booked and shipped within the quarter, the health of our end markets and our customers’ customers, our ability to forecast end customer demand, inventory levels at customers and throughout the supply chain, product mix shift to our newer products, which have lower gross margins, customer acceptance of our new products, and other risk factors listed in our most recent Form 10K.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.